ALPHARMA INC.
EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated
Effective as of January 1, 2005)

ALPHARMA INC.
EMPLOYEE STOCK PURCHASE PLAN

Table of Contents

1. History of The Plan 1

2. Purpose 1

3. Effective Date 1

4. Plan Administration 1

5. Eligibility 2

6. Participation 2

7. Payroll Deductions and Other Contributions 2

8. Contributions by the Company 3

9. The Plan Year 3

10. Plan Quarters 4

11. Allocation of Participant and Company Contributions 4

12. Share Purchases 4

13. Allocation of Shares 5

14. Issuance, Transfer or Sale of Share Certificates 6

15. Expenses 7

16. Cash Dividends and Share Distributions 7

a. Cash Dividends 7

b. Share Distributions and Share Splits 7

c. Share Rights and Warrants 8

d. Changes in Common Stock 8

17. Voting Rights 8

18. Records and Reports to Participants. 8

19. Termination of Employment 9

20. Amendment and Termination of the Plan 10

21. Limitation on Sale of Shares 10

22. Amendments to Effect Registration 10

ALPHARMA INC.

EMPLOYEE STOCK PURCHASE PLAN

1. History of The Plan. This plan was originally adopted by A.L. Laboratories, Inc. on September 7, 1990 as the A.L. Laboratories, Inc. Employee Stock Purchase Plan with an effective date of October 1, 1990. The Plan was subsequently amended from time to time and amended and restated in its entirety, effective as of October 1, 2002 as the Alpharma Inc. Employee Stock Purchase Plan (the "Plan"). The Plan is being amended and restated in its entirety effective as of January 1, 2005.

The Plan is maintained by Alpharma Inc. (the "Company") and any of its domestic or international subsidiaries that may adopt the Plan from time to time (each such adopting subsidiary referred to herein as a "Covered Entity") with the Company's consent.

2. Purpose. The purpose of the Plan is to give employees wishing to do so a convenient means of purchasing shares of Alpharma Inc. Class A Common Stock (the "Shares") through after-tax payroll deductions, supplemented by contributions made by the Company or a Covered Entity. The Company believes that ownership of Shares by employees will foster greater employee interest in the Company's growth and development.

3. Effective Date. The "effective date" of this amendment and restatement of the Plan is January 1, 2005.

4. Plan Administration. The Plan shall be administered by a committee appointed for such purpose by the Company's Board of Directors (the "Benefit Plans Administrative Committee"). As Plan administrator, the Benefit Plans Administrative Committee shall have complete control of the administration of the Plan, which includes the determination of employees' eligibility for participation in accordance with the standards set forth in Section 5 hereof, the interpretation of provisions of the Plan, the adoption of any rules or regulations which may be necessary, advisable or desirable in the operation of the Plan, including restrictions on the sale by employees of Shares purchased under the Plan, and the delegation of certain of the duties of the Benefit Plans Administrative Committee to an agent to facilitate the purchase and transfer of Shares and to otherwise assist in the administration of the Plan. The Benefit Plans Administrative Committee shall control the general administration of the Plan with all powers necessary to enable it to carry out its duties in that respect, except that, if for any reason a Benefit Plans Administrative Committee shall not have been appointed or shall cease to exist or function, all authority and duties of the Benefit Plans Administrative Committee under this Plan shall be vested in and exercised by the Board of Directors of the Company.

5. Eligibility. Any employee of the Company or a Covered Entity shall be eligible to participate in the Plan on the January 1, April 1, July 1 or October 1 (or at special entry dates approved by the Benefit Plans Administrative Committee) coinciding with or next following the completion of three months of employment (the "Plan Entry Date") provided such employee (i) regularly works at least 9 months during the calendar year (or the Company anticipates as of the Plan Entry Date that the employee shall work at least 9 months during the calendar year), (ii) has an average work week of 20 hours or more during the period worked, (iii) has attained age 18, (iv) does not, and shall not by reason of participating in the Plan, own stock in the Company possessing 5% or more of the total combined voting power or the value of all classes of stock of the Company or its subsidiary corporations, and (v) is not an employee of a domestic or international subsidiary of the Company which is (a) prohibited by law from participating in the Plan, or (b) in the discretion of the Benefit Plans Administrative Committee, precluded from participating in the Plan by government regulation or other action ("Eligible Employees"). The Benefit Plans Administrative Committee shall determine which employees are eligible to participate in the Plan in accordance with the standards set forth in this Section.

6. Participation. Participation in the Plan is entirely voluntary. An Eligible Employee may become a participant at a Plan Entry Date by submitting an election to participate on a form supplied by the Company and submitting such form to the Company at least 30 days prior to the Plan Entry Date (or otherwise in accordance with administrative procedures approved by the Benefit Plans Administrative Committee) on which that Eligible Employee would like to begin participation.

7. Payroll Deductions and Other Contributions. A participant may authorize payroll deductions under the Plan, in an amount equal to one to four percent (in whole percentages) of a participant's compensation paid by the Company or other Covered Entity during the Plan Quarter. For this purpose, "compensation" means the basic earnings paid to the participant excluding overtime pay, bonuses and commissions and any other incentive pay. For purposes of the preceding sentence, a participant's compensation paid by the Company or Covered Entities shall include any salary reduction amounts elected by the participant and credited to a qualified or nonqualified deferred compensation program during the Plan Year notwithstanding the fact that amounts deferred under such programs are not reflected on the participant's federal withholding tax statement, Form W-2 (or other comparable wage statement designated by the Company).

Payroll deductions can be changed as of the beginning of any calendar quarter only by giving written notice to the Company adequately in advance of the beginning of such calendar quarter. Reductions in payroll deductions to zero may be changed effective as of the next payroll date, by giving written notice to the Company adequately in advance of such payroll date. The Benefit Plans Administrative Committee may prospectively impose restrictions on participants who reduce their payroll deductions to zero.

8. Contributions by the Company. The Company or the Covered Entity by whom a participant is employed on the last day of a calendar quarter will make contributions to the Plan in an amount equal to 50% of the total amount of participant contributions paid to the Plan during such quarter. Such contributions, whether made by the Company or a Covered Entity, as appropriate, are sometimes referred to herein as "Company Contributions." Neither the Company nor the Covered Entity shall be required to make any contributions for a participant for the Plan Quarter in which such participant's employment terminates. The Company or the Covered Entity may elect to make such additional contributions into the Plan in excess of the 50% contribution as it, in the exercise of its sole discretion, deems appropriate. These additional contributions to the Plan by the Company or the Covered Entity in excess of 50% ("Company Voluntary Contributions"), if any, shall be made on an ad hoc basis and may vary based upon the discretion of the management of the employing entity with the consent of the Benefit Plans Administrative Committee. The Benefit Plans Administrative Committee shall distribute Company Voluntary Contributions among participants in any manner the Company desires, and the Company or Covered Entity may direct that such Company Voluntary Contributions be distributed in a manner other than in proportion to the participants' own contributions to the Plan.

9. The Plan Year. The Plan shall operate on a fiscal year beginning on the first day of January in each year and ending on the 31st day of December. This fiscal year is referred to herein as the "Plan Year."

10. Plan Quarters. The Plan Year shall be divided into four Plan quarters ending March 31, June 30, September 30 and December 31. Each such quarter is referred to herein as a "Plan Quarter." Notwithstanding the foregoing, with respect to participants whose employment is transferred from the controlled group that includes the Company to the controlled group that includes Actavis Group hf. on December 16, 2005, the last day of the Plan Quarter shall mean December 16, 2005 rather than December 31, 2005.

11. Allocation of Participant and Company Contributions. The Benefit Plans Administrative Committee will establish a "cash account" and a "Share account" for each participant under the Plan for bookkeeping purposes. As soon as practicable on or after the last day of each Plan Quarter, but in no case later than the fifteenth day of the month immediately following the end of the Plan Quarter, the Benefit Plans Administrative Committee will credit each participant's cash account with such participant's payroll deductions during the Plan Quarter ("Credited Payroll Deductions"), and will pay and allocate the Company Contributions applicable to such participant. The date of crediting of such Credited Payroll Deductions and Company Contributions is referred to herein as the "Deduction Crediting Date".

The Benefit Plans Administrative Committee will allocate Company Contributions to each participant's cash account in an amount equal to 50% of each participant's Credited Payroll Deductions; provided, however, that Company Voluntary Contributions may be allocated among participants' accounts in any manner the Company may choose. The Company shall not be required to pay or accrue interest on payroll deductions, the cash balances in participants' cash accounts or on the value of participants' Share accounts.

Benefits or rights which any person may expect to receive (contingently or otherwise) under the Plan may not be assigned or pledged.

12. Share Purchases. The Benefit Plans Administrative Committee shall determine before the end of each Plan Quarter the number of Shares to be purchased for the benefit of participants, and whether such Shares shall be purchased on the open market, by private purchase or from the Company. The Benefit Plans Administrative Committee shall then promptly notify its agent, if any, of this determination. The Benefit Plans Administrative Committee will use the entire balance of funds in participants' cash accounts to purchase the Shares to be allocated to participants' accounts within the first 15 working days following the end of each Plan Quarter. Shares to be purchased from the Company pursuant to the Plan shall be made available from currently or subsequently authorized and unissued Shares or Shares authorized, issued and owned now or hereafter by the Company. In the event of a purchase by the Benefit Plans Administrative Committee (or its agent) on the open market, the cost per Share to participants will be determined by the actual average price per Share paid for the Shares by the Benefit Plans Administrative Committee (or its agent). In the event of a private purchase or purchases by the Benefit Plans Administrative Committee (or its agent), the cost per Share to participants shall be equal to the average closing market price on the New York Stock Exchange per Share on the dates such Shares were actually purchased. In the event of a purchase from the Company by the Benefit Plans Administrative Committee (or its agent), the cost per Share to participants shall be equal to the average closing market price on the New York Stock Exchange per Share during such Plan Quarter.

13. Allocation of Shares. As soon as practicable after all necessary Shares have been purchased by the Benefit Plans Administrative Committee (or its agent) for the benefit of participants, the Benefit Plans Administrative Committee will allocate such Shares to participants' Share accounts (the date of such allocation to be referred to as the "Share Allocation Date") in the following manner:

(a) The Company will determine the average cost per Share to participants of all Shares purchased;

(b) The Company will then allocate whole Shares and fractional Shares to the Share accounts of the individual participants to the extent of the balances in their respective cash accounts. The cash accounts will be charged with the cost to participants of all Shares so allocated. No cash balances will remain in the participants' cash accounts immediately after each Share Allocation Date;

(c) Until certificates are issued, no person shall have any right to sell, assign, mortgage, pledge, hypothecate or otherwise encumber any of the Shares allocated to a participant's Share account, except as permitted under Section 14 by satisfying the specific administrative procedures directing the Share Administrative Agent to sell Shares directly from the participant's Share account.

14. Issuance, Transfer or Sale of Share Certificates. Share certificates for the number of whole Shares in each participant's Share account may be issued to such participant or his brokerage account in paper form or electronically. Share certificates shall be issued only upon receipt by the Share Administrative Agent, (who shall be selected from time to time in the discretion of the Benefit Plans Administrative Committee), of a participant's request indicating the number of Shares (up to a maximum of the number of whole Shares in the participant's Share account) for which the participant wishes to receive certificates. Such request shall be made on a form or in such other manner as prescribed by the Benefit Plans Administrative Committee. Share certificates shall be issued to the participant or his brokerage account as soon as practicable after such request is properly made. If a participant requests the withdrawal of all whole Shares in his account, the whole number of Shares will be distributed to him in the form of Share certificates and, if requested, the remaining fractional Shares will be distributed to him in cash.

A participant may sell any or all of his Shares by providing a request (made in accordance with administrative procedures adopted by the Benefit Plans Administrative Committee) to the Share Administrative Agent. The participant's Shares will be sold as soon as administratively practicable after such request is received by the Share Administrative Agent and the participant will receive the net proceeds of the sale of the Shares in the form of a local currency check (currently for a fee of US $15.00) or a wire transfer (for non-US participants only and currently for a fee of US $25.00) shortly thereafter. As of October 1, 2002, net proceeds equals the gross proceeds from the actual sale of Shares less a processing fee of US $17.00 and a commission of 12 cents ($0.12) per Share sold -- the term "net proceeds" is subject to modification by the Benefit Plans Administrative Committee, in its sole discretion.

The Benefit Plans Administrative Committee, in its discretion, may impose additional restrictions on the issuance, transfer or sale of Shares, provided that (i) participants are provided with notice in advance of the effective date of any such restrictions, (ii) such restrictions would only apply to Shares which participants purchase after the effective date of such restrictions and (iii) such restrictions are administered in a nondiscriminatory and uniform manner.

A participant may elect in writing or in such other manner as prescribed by the Benefit Plans Administrative Committee on a form prescribed by and filed with the Benefit Plans Administrative Committee (or its agent) to have such Share certificates issued to both such participant and a designated individual, in joint tenancy with right of survivorship or in tenancy in common. A joint ownership election will be effective with respect to the date that such Share certificates are issued. Such joint ownership election will remain in effect for Share certificates issued to such participant on or before the earlier to occur of (i) the participant's death or (ii) the date which is 31 days after the participant files a proper written revocation of such election with the Benefit Plans Administrative Committee (or its agent). A participant who revokes a joint ownership election may not make another joint ownership election during the 12 month period following the date the written revocation was received by the Benefit Plans Administrative Committee (or its agent).

Notwithstanding the foregoing provisions of this Section or any other provisions contained in this Plan, no Share certificates will be issued, transferred or sold on behalf of any participant who is an "Officer" of the Company, as such term is defined in Rule 16a-l(f) promulgated under the Securities Exchange Act of 1934, as amended, until six months after such Shares have been purchased for the account of the participant.

15. Expenses. The Company or the Covered Entity will bear the costs associated with administering the Plan and purchasing Shares, including any brokers' fees, commissions, postage or transfer taxes. No expenses attributable to a participant's sale or transfer of Shares, however, will be borne by the Company or the Covered Entity.

16. Cash Dividends and Share Distributions.

a. Cash Dividends. Cash dividends attributable to Shares allocated to participants' Share accounts as of the record date for which such cash dividends are declared will be credited to participants' Share accounts as of the dividend payment date and applied to Share purchases and allocations on such date in accordance with the methods set forth in Sections 12 and 13 hereof.

b. Share Distributions and Share Splits. Share distributions and Share splits attributable to Shares allocated to participants' Share accounts as of the Share distribution record date or the Share split effective date will be credited directly to participants' Share accounts as of the record date and the effective date, respectively, of such Share distributions and such Share splits.

c. Share Rights and Warrants. The Company may, from time to time, in the exercise of its sole discretion, declare Share rights or warrants with respect to Shares. Following and as of the record date for determining those shareholders of record entitled to receive Share rights or warrants with respect to their Shares, the Company shall issue, and the Benefit Plans Administrative Committee shall allocate, such Share rights and/or warrants directly to the appropriate participants as though the Shares allocated to the account of each such participant were held of record by such participant. Certificates representing such Share rights or warrants, if any such certificates have been authorized by the Board of Directors of the Company, may be issued to participants pursuant to the procedures set forth in Section 14 of this Plan.

d. Changes in Common Stock. In the event of a reorganization, recapitalization, stock split, merger, consolidation or other event causing an increase or change in the Shares, the Benefit Plans Administrative Committee shall take appropriate changes in the number and type of Shares that at the time of such event remain available for purchase under the Plan.

17. Voting Rights. Holders of Shares have the right to vote on matters affecting the Company. If one of these matters is submitted to the stockholders for a vote, then following the record date for any stockholder meeting at which such vote is to occur, the Benefit Plans Administrative Committee shall advise the Company of the number of participants for whom Shares are held in Share accounts on such record date, and the Company shall furnish the Benefit Plans Administrative Committee (or its agent) with sufficient sets of its proxy soliciting materials to deliver one set to each such participant. The Benefit Plans Administrative Committee shall thereupon forward one set to each participant for whom allocated Shares are being held and request voting instructions. Upon receipt of voting instructions, the Benefit Plans Administrative Committee shall vote the Shares as instructed. The Benefit Plans Administrative Committee shall not vote any Share allocated to a participant's Share account unless voting instructions have been received from the participant.

18. Records and Reports to Participants. The Benefit Plans Administrative Committee shall cause to be maintained true and accurate books of account, and a record of all transactions under the Plan, and such accounts, books and records relating thereto shall be open to inspection and audit by such person or persons designated by the Company. At least annually, but in all cases on or before March 31 of each year, the Benefit Plans Administrative Committee shall file with the Treasurer of the Company a written report setting forth all receipts and disbursements and other transactions effected on behalf of the Plan during the last preceding Plan Year, including a description of all Shares purchased together with the cost of all such Shares. Such report shall also disclose any liabilities of the Plan and shall show, as of the close of the Plan Year, the value of each active cash account and Share account of each participant together with the record of Share certificates delivered to each of the participants during such Plan Year. The Benefit Plans Administrative Committee shall have the right to maintain one or more bank accounts for funds contributed to the Plan, and to make deposits in and withdrawals therefrom in connection with its administration of the Plan.

An annual report shall be rendered to each participant in the Plan annually within 90 days after the close of the Plan Year, showing for the Plan Year just ended:

a. the amounts of employee payroll deductions made for such participant;

b. the amounts of Company Contributions made for such participant;

c. the amounts of any Company Voluntary Contributions allocated to such participant's account;

d. the amounts of cash dividends credited to such participant's cash account;

e. the number of Shares acquired for such participant's Share account (including the amounts of Share distributions or Share splits so allocated or credited);

f. the cost to the participant per Share of Shares purchased for such participant;

g. the number of Shares, if any, for which certificates were delivered to such participant; and

h. the beginning and ending balances in the participant's Share and cash accounts.

19. Termination of Employment. Settlement of the accounts of participants whose employment has terminated shall be made as soon as possible following the date on which termination of employment occurred. As promptly as practicable after the date on which termination of employment occurred, the Benefit Plans Administrative Committee will deliver to such former participant (or such former participant's brokerage account, if elected by such participant on a timely basis) a certificate for the number of whole Shares allocated to such participant's Share account and not previously distributed, together with a check for (i) any remaining cash balance and (ii) the value of any fractional Shares allocated to such participant's Share account. Alternatively, the terminated participant may elect on a timely basis to have the Share Administrative Agent sell the Shares in order to receive the net proceeds in lieu of the Shares.

In the event of a participant's death, settlement will be made to the participant's designated beneficiary, if any. If no beneficiary has been designated, or if such beneficiary does not survive the participant, settlement will be made to the participant's duly appointed legal representative after the satisfaction of any applicable legal requirements. If a participant has been married for at least one year at the time of his death, his spouse must consent (or have consented) in writing for any nonspousal beneficiary designation to be effective.

20. Amendment and Termination of the Plan. The Company reserves the right to amend this Plan at any time and to terminate this Plan at the end of any Plan Quarter. Any amendments, however, will not affect any participant's right to the benefit of contributions made by such participant and by the Company prior to the date of the amendment.

In the event of termination of the Plan, the Benefit Plans Administrative Committee will make an allocation of Shares to the Share accounts of the participants in the usual manner. As soon as practicable, the Benefit Plans Administrative Committee will distribute to or on behalf of each participant the number of whole Shares held in such participant's Share account plus an amount of cash equal to the balance in such participant's cash account and the value of any fractional Shares allocated to such participant's Share account.

21. Limitation on Sale of Shares. No Shares will be sold under the Plan to any employee residing or employed in any jurisdiction where the sale of such Shares is not permitted under the applicable laws.

22. Amendments to Effect Registration. The Benefit Plans Administrative Committee is authorized upon advice of counsel to make such amendments to the Plan as may be necessary or desirable to facilitate obtaining an effective registration statement with the Securities and Exchange Commission under the Securities Act of 1933 and covering Shares issued pursuant hereto.